Exhibit 99.1
Enphase Energy Reports Financial Results for the First Quarter of 2019
FREMONT, Calif., April 30, 2019 - Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the first quarter of 2019, which included the summary below from its President and CEO, Badri Kothandaraman.
Highlights for the first quarter included:

•	Revenue of $100.2 million; IQ 7 shipments at 94% of all microinverters

•	Cash flows from operating activities of $17.1 million; ending cash balance of $78.1 million

•	GAAP gross margin of 33.3%; non-GAAP gross margin of 33.5%

•	GAAP operating expenses of $26.2 million; non-GAAP operating expenses of $22.3 million

•	GAAP operating income of $7.1 million; non-GAAP operating income of $11.3 million

•	GAAP net income of $2.8 million; non-GAAP net income of $9.5 million

•	GAAP diluted EPS of $0.02; non-GAAP diluted EPS of $0.08
Our revenue and earnings for the first quarter are given below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q1 2019	Q4 2018	Q1 2018	Q1 2019	Q4 2018	Q1 2018
Revenue	$100,150	$92,289	$69,972	$100,150	$92,289	$69,972
Gross margin	33.3%	30.5%	26.2%	33.5%	30.7%	26.5%
Operating income (loss)	$7,134	$5,003	$(2,475)	$11,282	$8,565	$861
Net income (loss)	$2,765	$709	$(5,128)	$9,528	$5,092	$(1,255)
Basic EPS	$0.03	$0.01	$(0.06)	$0.09	$0.05	$(0.01)
Diluted EPS	$0.02	$0.01	$(0.06)	$0.08	$0.04	$(0.01)
Our first quarter revenue was $100.2 million, an increase of 9% sequentially and an increase of 43% year-over year. We shipped approximately 306 megawatts DC, or 976,410 microinverters. We continued to see strong demand across the board from our customers, overcoming the typical first quarter seasonality in the solar industry.
We experienced component shortages which constrained our revenue in Q1’19. The capacity we paid for in May 2018 came online in Q1’19. We expect to get additional supply from our multi-year agreements for high-voltage power transistors; some of this supply is expected in Q2’19 and most of it is expected in the second half of 2019.
Our non-GAAP gross margin was 33.5%, an increase of 280 basis points from 30.7% in the fourth quarter of 2018. The non-GAAP gross margin was negatively impacted by 280 basis points due to expedite fees related to component shortages. The expedite fees were in the form of air shipments that we chose to make in order to service our customers. Non-GAAP operating expenses were $22.3 million, compared to $19.7 million in the prior quarter.
We exited the first quarter with $78.1 million in cash, net of the loan repayment to Tennenbaum Capital Partners in the principal amount of approximately $39.5 million, plus accrued interest and fees. Inventory was $13.0 million in the first quarter, compared to $16.3 million in the fourth quarter and $18.5 million in the first quarter of 2018.
BUSINESS HIGHLIGHTS
+ On March 18, 2019, Panasonic Solar and Enphase Energy announced that the new Panasonic AC Series Photovoltaic (PV) HIT® N330E AC Module with integrated Enphase IQ™ 7X Microinverter is available for solar installation as of late March 2019. Panasonic’s N330E HIT® AC Series Modules combine the efficiency of HIT® solar panels with Enphase’s highly reliable seventh-generation IQ microinverters.

+ On April 3, 2018, Enphase Energy announced that the Company released its updated Enphase AC Battery (ACB) with a new battery cell supplier and improved Time-of-Use (TOU) software for customers in Australia, New Zealand and certain parts of Europe. The new ACB system has an enhanced Battery Management Unit (BMU) designed to effectively monitor the health of the battery and increase the safety and reliability of the product. Enphase had previously shipped over 30MWh of residential energy storage systems to customers in Australia, New Zealand and Europe prior to the release of this updated ACB.
+ On April 8, 2019, Enphase Energy announced that the Company entered into a multi-year supply agreement with Infineon Technologies AG for its power transistors developed using CoolMOS™ C7 Gold (G7) superjunction MOSFET technology. The agreement is expected to provide Enphase with an increased supply of high-voltage power transistors starting in the second half of 2019.
+ On April 15, 2019, Enphase Energy announced that over 2,500 homeowners have joined the Enphase Upgrade Program, a service program that gives homeowners several options for upgrading to the latest, more efficient and reliable microinverter technology from Enphase. This program is for warranty holders of legacy Enphase microinverters and represents the Company’s commitment to quality and service. Participation is entirely voluntary, and Enphase continues to stand by the warranties for its products in the field.

SECOND QUARTER 2019 FINANCIAL OUTLOOK
For the second quarter of 2019, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:

•	Revenue to be within a range of $115 million to $125 million

•	GAAP and non-GAAP gross margin to be within a range of 32% to 35%

•
GAAP operating expenses to be within a range of $25.0 million to $27.0 million, including a total of approximately $4.0 million estimated for stock-based compensation expenses, additional restructuring expenses and acquisition related expenses and amortization

•
Non-GAAP operating expenses to be within a range of $21.0 million to $23.0 million, excluding a total of approximately $4.0 million estimated for stock-based compensation expenses, additional restructuring expenses and acquisition related expenses and amortization

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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income (loss) from operations, net income (loss) and net income (loss) per share.

These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Restructuring charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Reserve for non-recurring legal matter. This item represents a charge taken for the potential settlement cost related to a dispute with a vendor. This item is excluded as it relates to a specific matter and is not reflective of the Company’s ongoing financial performance.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s acquisition of SunPower’s microinverter business, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-recurring debt prepayment fees and non-cash interest. This item consists primarily of amortization of debt issuance costs and non-recurring debt settlement costs, because these expenses does not represent a cash outflow for the Company except in the period the financing was secured or when the financing was settled, and such amortization expense or settlement of debt costs is not reflective of the Company’s ongoing financial performance.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2019 results and second quarter 2019 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 4757619. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 4757619, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expected future financial performance; the capabilities and performance of our technology and products, including the timing of product introductions and the anticipated market adoption of current and future products; performance in operations, including component supply management and product quality and reliability. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.

About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform. The Company revolutionized solar with its microinverter technology and produces a fully-integrated solar plus storage solution. Enphase has shipped more than 20 million microinverters, and over 895,000 Enphase systems have been deployed in more than 125 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

###
Contact:
Christina Carrabino
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net revenues	$100,150	$69,972
Cost of revenues	66,811	51,657
Gross profit	33,339	18,315
Operating expenses:
Research and development	8,524	7,620
Sales and marketing	7,433	6,227
General and administrative	9,880	6,943
Restructuring charges	368	—
Total operating expenses	26,205	20,790
Income (loss) from operations	7,134	(2,475)
Other expense, net
Interest expense	(3,540)	(2,292)
Other expense	(481)	(126)
Total other expense, net	(4,021)	(2,418)
Income (loss) before income taxes	3,113	(4,893)
Provision for income taxes	(348)	(235)
Net income (loss)	$2,765	$(5,128)
Net income (loss) per share:
Basic	$0.03	$(0.06)
Diluted	$0.02	$(0.06)
Shares used in per share calculation:
Basic	108,195	91,422
Diluted	115,863	91,422

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$78,087	$106,237
Accounts receivable, net	81,715	78,938
Inventory	12,971	16,267
Prepaid expenses and other assets	22,669	20,860
Total current assets	195,442	222,302
Property and equipment, net	20,178	20,998
Operating lease, right of use asset	7,963	—
Intangible assets, net	34,124	35,306
Goodwill	24,783	24,783
Other assets	36,762	36,548
Total assets	$319,252	$339,937
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,489	$48,794
Accrued liabilities	32,431	29,010
Deferred revenues, current	32,916	33,119
Warranty obligations	7,925	8,083
Debt, current	2,985	28,155
Total current liabilities	128,746	147,161
Long-term liabilities:
Deferred revenues, noncurrent	78,393	76,911
Warranty obligations, noncurrent	23,117	23,211
Other liabilities	9,466	3,250
Debt, noncurrent	65,406	81,628
Total liabilities	305,128	332,161
Total stockholders’ equity	14,124	7,776
Total liabilities and stockholders’ equity	$319,252	$339,937

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$2,765	$(5,128)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,572	2,276
Provision for doubtful accounts	—	600
Amortization of debt issuance costs	1,490	537
Financing fees on extinguishment of debt	2,152	—
Stock-based compensation	3,290	1,571
Changes in operating assets and liabilities:
Accounts receivable	(3,266)	9,125
Inventory	3,296	7,457
Prepaid expenses and other assets	(2,413)	(1,039)
Accounts payable, accrued and other liabilities	4,851	(11,667)
Warranty obligations	(252)	809
Deferred revenues	1,578	(1,180)
Net cash provided by operating activities	17,063	3,361
Cash flows from investing activities:
Purchases of property and equipment	(658)	(1,043)
Net cash used in investing activities	(658)	(1,043)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	19,923
Proceeds from debt, net of issuance costs	—	2,309
Principal payments and financing fees on debt	(44,731)	(771)
Proceeds from issuance of common stock under employee stock plans, net	309	269
Net cash provided by (used in) financing activities	(44,422)	21,730
Effect of exchange rate changes on cash	(133)	63
Net increase (decrease) in cash and cash equivalents	(28,150)	24,111
Cash and cash equivalents—Beginning of period	106,237	29,144
Cash and cash equivalents—End of period	$78,087	$53,255

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Gross profit (GAAP)	$33,339	$28,165	$18,315
Stock-based compensation	231	126	198
Gross profit (Non-GAAP)	$33,570	$28,291	$18,513

Gross margin (GAAP)	33.3%	30.5%	26.2%
Stock-based compensation	0.2%	0.2%	0.3%
Gross margin (Non-GAAP)	33.5%	30.7%	26.5%

Operating expenses (GAAP)	$26,205	$23,162	$20,790
Stock-based compensation (1)	(3,003)	(1,395)	(1,373)
Restructuring	(368)	(1,540)	—
Reserve for non-recurring legal matter	—	—	(1,765)
Acquisition related expenses and amortization	(546)	(501)	—
Operating expenses (Non-GAAP)	$22,288	$19,726	$17,652

(1) Includes stock-based compensation as follows:
Research and development	$716	$295	$618
Sales and marketing	999	565	361
General and administrative	1,288	535	394
Total	$3,003	$1,395	$1,373

Income (loss) from operations (GAAP)	$7,134	$5,003	$(2,475)
Stock-based compensation	3,234	1,521	1,571
Restructuring	368	1,540	—
Reserve for non-recurring legal matter	—	—	1,765
Acquisition related expenses and amortization	546	501	—
Income from operations (Non-GAAP)	$11,282	$8,565	$861

Net income (loss) (GAAP)	$2,765	$709	$(5,128)
Stock-based compensation	3,234	1,521	1,571
Restructuring	368	1,540	—
Reserve for non-recurring legal matter	—	—	1,765
Acquisition related expenses and amortization	546	501	—
Non-recurring debt prepayment fees and non-cash interest	2,615	821	537
Net income (loss) (Non-GAAP)	$9,528	$5,092	$(1,255)

Net income (loss) per share, basic (GAAP)	$0.03	$0.01	$(0.06)
Stock-based compensation	0.03	0.01	0.02
Restructuring	—	0.01	—
Reserve for non-recurring legal matter	—	—	0.02
Acquisition related expenses and amortization	0.01	0.01	—
Non-recurring debt prepayment fees and non-cash interest	0.02	0.01	0.01
Net income (loss) per share, basic (Non-GAAP)	$0.09	$0.05	$(0.01)

Shares used in basic per share calculation GAAP and Non-GAAP	108,195	106,638	91,422

Net income (loss) per share, diluted (GAAP)	$0.02	$0.01	$(0.06)
Stock-based compensation	0.03	0.01	0.02
Restructuring	—	0.01	—
Reserve for non-recurring legal matter	—	—	0.02
Acquisition related expenses and amortization	0.01	—	—
Non-recurring debt prepayment fees and non-cash interest	0.02	0.01	0.01
Net income (loss) per share, diluted (Non-GAAP) (2)	$0.08	$0.04	$(0.01)

Shares used in diluted per share calculation GAAP	115,863	113,888	91,422
Shares used in diluted per share calculation Non-GAAP	127,564	125,589	91,422

(2)
Calculation of non-GAAP diluted net income per share for the three months ended March 31, 2019 and December 31, 2018 excludes convertible note interest expense, net of tax of $0.5 million and $0.5 million, respectively, from non-GAAP net income.